Exhibit 99.1

HG Energy II Production Holdings, LLC and Subsidiary

Consolidated Financial Statements
Year Ended December 31, 2025

HG Energy II Production Holdings, LLC and Subsidiary

Consolidated Financial Statements

Year Ended December 31, 2025

HG Energy II Production Holdings, LLC and Subsidiary

Contents

Independent Auditor’s Report	3-4

Consolidated Financial Statements

Consolidated Balance Sheet as of December 31, 2025	6

Consolidated Statement of Income for the Year Ended December 31, 2025	7

Consolidated Statement of Changes in Member’s Equity for the Year Ended December 31, 2025	8

Consolidated Statement of Cash Flows for the Year Ended December 31, 2025	9

Notes to Consolidated Financial Statements	10-27

Independent Auditor’s Report

The Board of Directors

HG Energy II Production Holdings, LLC and Subsidiary

Parkersburg, West Virginia

Opinion

We have audited the consolidated financial statements of HG Energy II Production Holdings, LLC and Subsidiary (collectively, the Company), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of income, changes in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

April 3, 2026

Consolidated Financial Statements

HG Energy II Production Holdings, LLC and Subsidiary

Consolidated Balance Sheet

December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$47,253,179
Accounts receivable:
Production receivable	97,935,346
Joint interest owners and other	1,073,124
Commodity derivatives	13,213,013
Total Current Assets	159,474,662
Oil and Natural Gas Properties (Successful Efforts Method), Net	2,050,179,320
Other Assets
Property, plant, and equipment, net	138,746,096
Deferred financing costs, net	8,400,992
Total Other Assets	147,147,088
Total Assets	$2,356,801,070
Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$18,664,615
Production payable	18,997,085
Accrued liabilities	32,427,956
Accrued liabilities, related party	14,969,487
Total Current Liabilities	85,059,143
Long-Term Liabilities
Debt	500,000,000
Commodity derivatives	53,252,119
Asset retirement obligations	2,754,885
Total Long-Term Liabilities	556,007,004
Total Liabilities	641,066,147
Commitments and Contingencies (Note 7)
Member’s Equity	1,715,734,923
Total Liabilities and Member’s Equity	$2,356,801,070

See accompanying notes to consolidated financial statements.

HG Energy II Production Holdings, LLC and Subsidiary

Consolidated Statement of Income

Year ended December 31, 2025
Revenues
Natural gas sales	$714,415,910
Natural gas liquid sales	73,826,533
Condensate sales	7,127,039
Gathering fee, service fee, and other	5,666,222
Total Revenues	801,035,704
Operating Costs and Expenses
Lease operating expense	138,420,635
Gathering fee, related party	87,722,251
Depreciation, depletion, and amortization	146,975,429
Impairment and abandonment	976,658
General and administrative	14,410,999
Severance tax	38,003,122
Accretion of asset retirement obligations	169,259
Total Operating Costs and Expenses	426,678,353
Income from Operations	374,357,351
Other Income (Expense)
Gain on commodity derivatives	41,800,835
Interest expense	(40,806,081)
Loss on interest rate swap	(3,862,216)
Other income	2,116,723
Other Expense, Net	(750,739)
Net Income	$373,606,612

See accompanying notes to consolidated financial statements.

HG Energy II Production Holdings, LLC and Subsidiary

Consolidated Statement of Changes in Member’s Equity

Member’s Equity
Balance, January 1, 2025	$1,435,818,557
Capital contribution	3,690,245
Capital distribution	(97,380,491)
Net income	373,606,612
Balance, December 31, 2025	$1,715,734,923

See accompanying notes to consolidated financial statements.

HG Energy II Production Holdings, LLC and Subsidiary

Consolidated Statement of Cash Flows

Year ended December 31, 2025
Cash Flows from Operating Activities
Net income	$373,606,612
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on commodity derivatives	(41,800,835)
Net cash received on commodity derivatives	19,120,758
Loss on interest rate swap	3,862,216
Net cash received on interest rate swap	1,832,745
Accretion of asset retirement obligations	169,259
Depreciation, depletion, and amortization	146,975,429
Impairment and abandonment	976,658
Amortization of deferred financing costs	2,737,027
Changes in assets and liabilities:
Accounts receivable	(29,260,781)
Accounts payable	(4,103,617)
Production payable	(9,910,432)
Accrued liabilities	(1,600,635)
Accrued liabilities, related party	7,871,515
Net Cash Provided by Operating Activities	470,475,919
Cash Flows from Investing Activities
Additions to oil and natural gas properties	(408,652,007)
Additions to property, plant, and equipment	(8,657,380)
Net Cash Used in Investing Activities	(417,309,387)
Cash Flows from Financing Activities
Proceeds from revolving credit facility	50,000,000
Capital contribution	3,690,245
Capital distribution	(97,380,491)
Net Cash Used in Financing Activities	(43,690,246)
Increase in Cash and Cash Equivalents	9,476,286
Cash and Cash Equivalents, beginning of year	37,776,893
Cash and Cash Equivalents, end of year	$47,253,179
Supplemental Cash Flow Disclosures
Cash paid for interest	$11,653,476
Non-Cash Investing and Financing Activities
Asset retirement obligation incurred and revisions	(61,413)
Changes in accrued capital expenditures	(110,009)

See accompanying notes to consolidated financial statements

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Reporting Entity and Nature of Business

HG Energy II Production Holdings, LLC (HGPH) was formed on May 1, 2017 and is an oil and natural gas company engaged in the acquisition, development, exploitation, and production of oil and natural gas properties in Southwest Pennsylvania and West Virginia.

The consolidated financial statements include the accounts of HG Energy II Production Holdings, LLC and its wholly owned subsidiary, HG Energy II Appalachia, LLC (HGA), collectively referred to as the Company throughout these consolidated financial statements.

On December 5, 2025, the Company, along with its parent Company, HG Energy II, LLC, entered into a Membership Interest Purchase Agreement (MIPA) to sell 100% of its equity interests in HGPH to Antero Resources Corporation (Antero), with an effective date of January 1, 2026. The transaction closed on February 3, 2026. See Note 8 for further discussion of the transaction.

Principles of Consolidation

The accompanying consolidated financial statements include the results of all of the Company’s operations. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant assumptions are required in the valuation of proved oil and natural gas reserves, which affect the amount at which oil and natural gas properties are recorded. Estimates of proved reserves impact depletion expense. If proved reserves decline, then the rate at which depletion expense is recorded increases. A decline in estimated proven reserves could result from lower prices, adverse operating results, mechanical problems at wells, and/or catastrophic events, such as fires, hurricanes, and floods. Lower prices can make it uneconomical to drill new wells or produce from existing wells with high operating costs. In addition, a decline in proved reserves will impact the assessment of oil and natural gas properties for impairment. Proved reserves estimates are based upon many assumptions, all of which could deviate materially from actual results. As such, reserve estimates may vary materially from the ultimate quantities of oil and natural gas actually produced. Also, a substantial amount of future development costs will be required to develop the proved undeveloped reserves. Proved undeveloped reserves may be reclassified from proved reserves to probable reserves, or permanently reduced, if the capital expenditures are unable to be funded through cash flows from operations and/or additional debt or capital contributions.

The computation of mark-to-market valuations of commodity derivatives is based upon observable quoted market prices. Also, the fair value of commodity derivatives is based on assumptions of forward prices, volatility, and the time value of money. Significant assumptions are also required in estimating the accrual of capital expenditures, loss contingencies, interest rate swaps, and asset retirement obligations (AROs). It is at least reasonably possible any of the estimates mentioned above could be revised in the near term, and these revisions could be material.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents may exceed the Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company does not believe it is exposed to any significant credit risk on its cash and cash equivalents.

Accounts Receivable and Customer Concentration

Accounts receivable - production receivable consist of amounts due from sales of natural gas, natural gas liquids (NGL), and condensates. Accounts receivable - joint interest owners and other consist of amounts due from the Company’s joint interest partners for drilling, completing and operating costs, and other small miscellaneous receivables.

Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses, requires entities to estimate expected credit losses on financial assets, including trade receivables and commodity derivatives that are applicable to the Company’s operations. The Company assesses the collectability of accounts receivable based on a broad range of reasonable and forward-looking information, including historical losses, current economic conditions, future forecasts, and contractual terms. The Company does not have an allowance for credit loss as of December 31, 2025.

The Company has contracts in place with a relatively small number of purchasers to sell natural gas, NGLs, and condensates, as is customary in the exploration, development, and production business. Purchaser contracts include marketing provisions with purchasers to market production. In the event that these purchasers cease doing business with the Company, management believes there are other alternative purchasers with whom a relationship could be established to replace one or more lost purchasers. As of December 31, 2024, the Oil, natural gas and NGL sales receivable was $69,236,284. Management does not expect the loss of any single purchaser to have a long-term material impact on operations, though the Company may experience a short-term decrease in revenue as alternative arrangements are made.

Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense. The costs of drilling and equipping exploratory wells are deferred until it has been determined whether proved reserves have been found. If proved reserves are found, the deferred costs are capitalized as part of the wells and related equipment and facilities. If no proved reserves are found, the deferred costs are charged to expense. All costs of drilling and equipping developmental wells and the costs of support facilities and equipment used in oil and natural gas operations are capitalized. The Company is primarily engaged in the development and acquisition of oil and natural gas properties. The Company’s activities are considered developmental where existing proved reserves are identified prior to commencement of the project, and are considered exploratory, if there are no proved reserves at the beginning of such project.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Costs for repairs and maintenance are charged to expense. Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs incurred to increase the productive capacity from existing reservoirs are capitalized.

The Company groups its proved oil and gas properties into amortization groups by field (or by common geological structure/reservoir within a field) for purposes of computing depreciation, depletion, and amortization (DD&A) and evaluating impairment. Depletion of proved oil and natural gas properties is computed on the unit-of-production method based on estimated proved oil and natural gas reserves. Management revises unit-of-production amortization rates prospectively on an annual basis at a minimum, based on updated engineering information for proved reserves. Development costs and lease and wellhead equipment are depleted based on proved developed reserves. Leasehold costs are depleted based on total proved reserves. Investments in major development projects are not depleted until such projects are substantially complete and producing or until impairment occurs.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are removed from property accounts, and the resulting gain or loss is recognized. Upon the sale or retirement of a partial unit of proved property, the proceeds are charged against the carrying basis of the properties until the entire net carrying value of the properties is recovered. Any consideration received in excess of the net carrying basis of the properties would be recognized as a gain while consideration received that is less than the carrying value would result in a loss or impairment.

On the sale of an entire interest in an unproved property for cash or cash equivalents, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been individually assessed. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Property, Plant, and Equipment

Property, plant, and equipment, which are comprised primarily of waterline assets, are recorded at cost, including expenditures for additions and major improvements. Depreciation is computed using the straight-line method over the estimated useful lives of the assets up to 40 years. Routine maintenance and repair costs are expensed as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any resulting gain or loss is reflected in earnings for the year.

Impairments of Long-Lived Assets

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of these assets may not be recoverable, or an instance when there are declines in commodity prices or well performance. Proved properties are compared to management’s future estimated undiscounted net cash flows from the properties. If undiscounted cash flows are less than the carrying value, then management recognizes an impairment charge in income from operations equal to the difference between the carrying value and their estimated fair value based on the present value of the related future net cash flows and other relevant market value data.

Unproved properties are excluded from DD&A until proved reserves are established or impairment is recognized. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed on an aggregate basis. Exploratory well costs pending determination of proved reserves are initially capitalized but are charged to expense if the well does not find proved reserves or if the continuation of exploration is not justified. There were no capitalized exploratory well costs at December 31, 2025

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

The impairment assessment for unproved properties is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in business strategy. The Company determined there was no impairment on its proved oil and natural gas properties for the year ended December 31,2025. Undeveloped lease abandonment cost was approximately $977,000 for the year end December 31, 2025.

Deferred Financing Costs

The cost of obtaining financing is amortized using the straight-line method over the term of the credit facility, which approximates the effective-interest method. Amortization of approximately $2,737,000 for the year ended December 31, 2025 is included in interest expense in the accompanying consolidated statement of income. The unamortized deferred financing cost balance was approximately $8,401,000 as of December 31, 2025.

Derivatives

The Company maintains commodity derivative contracts to partially mitigate the risk associated with fluctuations of prices for product sales. By locking in minimum prices, management protects its cash flows, which support operational and annual capital expenditure plans. Derivatives are recorded as derivative assets and liabilities on the consolidated balance sheet based upon their respective fair value.

Management does not designate derivatives as cash flow or fair value hedges or hold or issue derivatives for speculation or trading purposes. The Company is exposed to credit losses in the event of nonperformance by the counterparties to commodity derivatives contracts. The Company does not obtain collateral or other security to support the commodity derivatives contracts, nor is the Company required to post any collateral. Management monitors the credit standings of counterparties to evaluate credit risk.

The fair value of the derivatives is established using index prices, volatility curves, and discount factors. The value the Company reports in its consolidated financial statements is as of a point in time and subsequently changes as these estimates are revised to reflect actual results, changes in market conditions, and other factors. Changes in the fair values of derivative instruments are recorded in earnings as a gain or loss on commodity derivatives in the consolidated statement of income.

Additionally, the Company maintained interest rate swaps during the year, and all such swaps were terminated before year-end. Management does not designate the interest rate swaps as a cash flow or fair value hedge. Cash flows from the monthly settlements are recorded within interest expense in the consolidated statement of income. Changes in the fair value of the interest rate swaps are recorded in earnings as a gain or loss on interest rate swaps in the consolidated statement of income. The fair value of the interest rate swaps is determined by using a discounted cash flow method using the appropriate inputs from the forward interest rate yield curves.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Production Payable

Production payables are amounts collected from purchasers of oil and natural gas sales that are due to other working interest and royalty owners. Management is typically required to remit these amounts to the other parties within 30 days from the end of the applicable production month.

Accrued Liabilities

December 31, 2025
Accrued capital expenditures	$21,210,557
Accrued operating expenditure	11,217,399
Total Accrued Liabilities	$32,427,956

Asset Retirement Obligations

AROs consist of future plugging and abandonment expenses related to oil and natural gas properties recorded at estimated fair value at the asset’s inception, with an offsetting increase to proved oil and natural gas properties on the consolidated balance sheet, which is depreciated such that the life of the ARO is recognized over the useful life of the asset. Periodic accretion of the discount of the estimated liability to its expected settlement value is recorded as an expense in the consolidated statement of income.

Inherent in the fair value calculation of AROs are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, the credit-adjusted risk-free rate, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance.

The valuation technique utilized to determine the fair value of the liability at inception applies a credit-adjusted risk-free rate, which takes into account the credit risk, the time value of money, and the current economic state, to the undiscounted expected plugging and abandonment cash flows.

Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its oil and natural gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts due to environmental laws and regulations and, accordingly, no reserves have been recorded.

Revenue Recognition

For the sale of natural gas, NGLs, and condensate, the Company generally considers the delivery of each unit to be a separate performance obligation that is satisfied upon delivery. These contracts typically require payment within 30 days of the end of the calendar month in which the gas is delivered. A significant number of these contracts contain variable consideration because the payment terms refer to market prices at future delivery dates. In these situations, the Company has not identified a standalone selling price because the terms of the variable payments relate specifically to the Company’s efforts to satisfy the performance obligations. Other contracts contain fixed consideration (i.e., fixed price contracts or contracts with a fixed differential to index prices). The fixed consideration is allocated to each performance obligation on a relative standalone selling price basis, which requires judgment from management. For these contracts, the Company generally concludes that the fixed price or fixed differentials in the contracts are representative of the standalone selling price.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Based on management’s judgment, the performance obligations for the sale of natural gas, NGLs, and condensate are satisfied at a point in time because the customer obtains control and legal title of the asset when the natural gas, NGLs, and condensate are delivered to the designated sales point.

The sales of natural gas, NGLs, and condensate, as presented on the consolidated statement of income, represent the Company’s share of revenues net of royalties and excluding revenue interests owned by others. When selling natural gas, NGLs, and condensate on behalf of royalty owners or working interest owners, the Company, thus, reports only its share of the revenue.

Income Tax Status

The Company is organized as a limited liability company. Under the provisions of the Internal Revenue Code and similar state provisions, the Company is taxed as a partnership and is not liable for income taxes. Instead, its earnings and losses are included in the tax return of its members. Therefore, the consolidated financial statements do not reflect a provision for federal or state income taxes.

The Company utilizes a two-step approach for recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There was no amount recorded at December 31, 2025 related to uncertain tax positions.

Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – This level consists of quoted prices in active markets for identical assets or liabilities.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Level 2 - This level consists of observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - This level consists of inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

A financial assets or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The determination of the fair values incorporates various factors, including the impact of the counterparty’s non-performance risk with respect to the Company’s financial assets and the Company’s non-performance risk with respect to the Company’s financial liabilities.

In accordance with the reporting requirements of Accounting Standards Codification (ASC) 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities, which qualify as financial instruments and includes this additional information when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates the carrying amounts due to the relatively short maturity of these instruments. The carrying value of long-term debt also approximates fair value due to floating market rates and is considered Level 2 in the fair value hierarchy. None of these instruments are held for trading purposes.

The Company’s derivative contracts are valued based on a marked to market approach. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are therefore designated as Level 2 within the valuation hierarchy. The Company utilizes its counterparties’ valuations to assess the reasonableness of its own valuations.

December 31, 2025
	Level 1	Level 2	Level 3	Effect of Netting	Net Fair Value
Assets
Derivative contracts	$-	$147,830,724	$-	$(147,830,724)	$-
Liabilities
Derivative contracts	$-	$187,869,830	$-	$(147,830,724)	$(40,039,106)

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Non-recurring fair value measurements include the assessment of impaired oil and natural gas properties and the initial recognition of AROs for which fair value is used. These estimates are derived from historical costs, as well as management’s expectation of future cost and commodity price environments. As there is no corroborating market activity to support the assumptions used, the Company has designated these estimates as Level 3.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Recently Issued Accounting Standards

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (ASU 2024-03). ASU 2024-03 is intended to improve the disclosure about certain operating expenses primarily through enhanced disclosure of cost of sales and selling, general and administrative expenses. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. ASU 2024-03 can be applied on either a prospective or a retrospective basis at the Company’s election. The Company is evaluating the impact that ASU 2024-03 will have on the consolidated financial statements and its plans for adoption, including its transition method and adoption date.

2. Derivative Instruments

Due to the volatility of oil and natural gas prices, the Company periodically enters into price-risk management transactions (e.g., oil and natural gas commodity swaps and collars) for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits the Company’s ability to benefit from certain increases in the prices of oil and natural gas, it also reduces the Company’s potential exposure to adverse price movements.

The Company estimates the fair values of commodity derivatives based on published forward commodity price curves for the underlying commodities as of the date of the estimate for those commodities for which published forward pricing is readily available. The determination of the fair values above incorporates various factors, including the impact of the Company’s non-performance risk and the credit standing of the counterparty involved in the Company’s derivative contract. The Company routinely monitors the creditworthiness of its counterparties. Counterparties, other than a lender or an affiliate of a lender, used by the Company, must have a long-term senior unsecured debt rating of A-/A3 by S&P or Moody’s or higher.

The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative instruments:

December 31, 2025
Fair Value of Commodity Derivatives, Net, beginning of year	$(62,719,183)
Commodity derivative cash settlements received	(19,120,758)
Total gain on commodity derivatives	41,800,835
Fair Value of Commodity Derivatives, Net, end of year	$(40,039,106)

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HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

The Company has netting agreements with financial institutions and its brokers that permit net settlement of gross commodity derivative assets against gross commodity derivative liabilities. The table below summarizes the impact of netting agreements on gross derivative assets and liabilities.

December 31, 2025
	Gross Derivative Instruments Recorded in the Consolidated Balance Sheet	Derivative Instruments Subject to Master Netting Agreements	Net Derivative Instruments
Current commodity derivative assets	$88,480,617	$(75,267,604)	$13,213,013
Current commodity derivative liabilities	(75,267,604)	75,267,604	-
Long-term derivative asset	59,350,107	(59,350,107)	-
Long-term commodity derivative liabilities	(112,602,226)	59,350,107	(53,252,119)
Total	$(40,039,106)	$-	$(40,039,106)

The following tables summarize the average prices, as well as future production volumes for the Company’s future derivative contracts in place as of December 31, 2025:

NYMEX Henry Hub Settlements

Fixed Swap

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	187,690	160,720	64,040
Weighted-average price ($/MMBtu)	$3.94	$3.81	$3.78

3-Way Collar Options

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	8,210	8,200	-
Weighted-average price ($/MMBtu):
Short calls	$4.64	$4.68	$-
Long puts	3.58	3.66	-
Short puts	2.78	2.55	-

Collars

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	19,170	17,310	-
Weighted-average price ($/MMBtu):
Short calls	$4.44	$4.54	$-
Long puts	3.46	3.45	-

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Options (Short Calls)

Year ending December 31,	2026	2027	2028
Volume (MMBTU)	9,140	9,110	-
Weighted-average price ($/MMBtu)	$7.20	$7.10	$-

Eastern Gas South (Dominion South) Basis Swaps

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	79,990	56,440	20,120
Weighted-average price ($/MMBtu)	$0.99	$1.00	$0.95

Eastern Gas South (Dominion South) Fixed Swaps

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	1,810	7,300	10,980
Weighted-average price ($/MMBtu)	$3.26	$2.93	$2.88

TCO Basis Swaps

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	36,500	27,300	10,960
Weighted-average price ($/MMBtu)	$0.82	$0.78	$0.81

TETCO M2 Basis Swaps

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	98,580	85,030	31,060
Weighted-average price ($/MMBtu)	$1.01	$0.98	$0.91

TETCO M2 Fixed Swaps

Year ending December 31,	2026	2027	2028
Volume (MMBtu)	-	-	21,960
Weighted-average price ($/MMBtu)	$-	$-	$2.92

OPIS Propane Mt Belv (TET)

Year ending December 31,	2026	2027	2028
Volume (Mgallons)	17,661	-	-
Weighted-average price ($/gal)	$0.80	$-	$-

In connection with the MIPA described in Note 1 and Note 9, the Company novated all outstanding forward hedges to Antero, effective January 1, 2026.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Interest Rate Swaps

On June 17, 2024 (and effective June 28, 2024), the Company entered into an interest rate swap with Wells Fargo Bank, National Association. This trade amended and restated an existing $200,000,000 swap originally entered into on October 1, 2021 (and effective September 30, 2021). The amended and restated swap has a notional amount of $250,000,000 and provides for a fixed interest rate of 3.389% payable by the Company. The Company receives a variable rate based on the one-month Secured Overnight Financing Rate (SOFR) as defined in the swap agreement. The swap has a maturity date of April 28, 2028 and is subject to payments by the Company or Wells Fargo Bank, National Association at the end of each month. On August 2, 2024 (Effective July 31, 2024), the Company entered into an interest rate swap with Truist Bank. The swap has a notional amount of $50,000,000 and provides for a fixed interest rate of 3.496% payable by the Company. The Company receives a variable rate based on the one-month SOFR rate as defined in the swap agreement. The swap has a maturity date of April 28, 2028 and is subject to payments by the Company or Truist Bank at the end of each month. On April 28, 2025, the Company entered into an interest rate swap with Citizen Bank. The swap has a notional amount of $50,000,000 and provides for a fixed interest rate of 3.251% payable by the Company. The Company receives a variable rate based on the one-month SOFR rate as defined in the swap agreement. The swap has a maturity date of April 28, 2028 and is subject to payments by the Company or Citizen Bank at the end of each month. All the interest rate swaps were terminated in December 2025.

Management does not designate the interest rate swaps as a cash flow or fair value hedge. Cash flows from the monthly settlements are recorded within interest expense in the consolidated statement of income. Changes in the fair value of the interest rate swaps are recorded in earnings as a gain or loss on interest rate swaps in the consolidated statement of income. The fair value of the interest rate swaps is determined by using a discounted cash flow method using the appropriate inputs from the forward interest rate yield curves. The fair value of the interest rate swaps is reflected as an asset of $0 at December 31, 2025. The Company considers the interest rate swaps to be classified as Level 2 within the fair value hierarchy.

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HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

3. Oil and Natural Gas Properties and Property, Plant, and Equipment

Oil and natural gas properties, net, and property, plant, and equipment, net, consist of the following:

December 31, 2025
Oil and Natural Gas Properties
Proved	$2,496,685,690
Unproved	171,940,055
2,668,625,745
Less: accumulated depreciation, depletion, and amortization	(618,446,425)
Oil and Natural Gas Properties, Net	2,050,179,320
Property, Plant, and Equipment
Midstream assets (gathering and transmission pipelines)	151,399,630
Other	2,031,090
153,430,720
Less: accumulated depreciation and amortization	(14,684,624)
Property, Plant, and Equipment, Net	138,746,096
Total	$2,188,925,416

Total depletion expense on oil and natural gas properties was approximately $143,075,000 for the year ended December 31, 2025. Total depreciation expense on property, plant, and equipment was approximately $3,901,000 for the year ended December 31,2025.

4. Debt

On April 22, 2022, the Company executed the First Amendment to the Amended and Restated Credit Agreement. The First Amendment increased the borrowing base from $375,000,000 to $500,000,000, reduced the three-year forward rolling hedge requirement to two years (for the next eight fiscal quarters), and transitioned the Benchmark rate for the facility from a London Interbank Offered (LIBO)-based rate to an SOFR-based rate. Additionally, it also amended the definition of Ongoing Hedges under Swap Agreements to the following:

(A)	For the 36-month period (and for each fiscal month during such period) from the date such Swap Agreement trade or transaction is created, up to the greater of (x) 70% of the reasonably anticipated projected production from the Credit Parties’ Oil and Natural Gas Properties (as set forth in the most recent Projected Volume Report delivered pursuant to the terms of the agreement) of crude oil, natural gas, and natural gas liquids, calculated separately, and (y) 85% of the reasonably anticipated projected production from the Credit Parties’ Oil and Natural Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of the agreement) of crude oil, natural gas, and natural gas liquids, calculated separately.

(B)	For the 37th month through the 60th month (and for each fiscal month during such period) from the date such Swap Agreement trade or transaction is created, up to 85% of the reasonably anticipated projected production from the Credit Parties’ Oil and Natural Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of the agreement) of crude oil, natural gas, and natural gas liquids, calculated separately (the hedges entered into pursuant to clause (A) above and this clause (B), the Ongoing Hedges).

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

On September 23, 2022, HGPH executed the Second Amendment to the Amended and Restated Credit Agreement. The amendment decreased the borrowing base from $500,000,000 to $450,000,000.

On May 2, 2023, HGPH executed the Third Amendment to the Amended and Restated Credit Agreement. The amendment increased the borrowing base from $450,000,000 to $600,000,000. However, HGA elected for a $550,000,000 elected commitment amount (ECA), as this level provided adequate liquidity for operations and reduced fees on unutilized capacity.

On April 29, 2024, HGPH executed the Fourth Amendment to the Amended and Restated Credit Agreement. The amendment extended the maturity date of the Credit Agreement through April 29, 2028, and increased the borrowing base from $600,000,000 to $800,000,000. However, HGA elected for a $700,000,000 ECA, as this level provided adequate liquidity for operations and reduced fees on unutilized capacity. As of December 31, 2024, the maximum borrowing base was $800,000,000 and the ECA was $700,000,000.

On April 29, 2025, the ECA of $700,000,000 and the borrowing base of $900,000,000 were reaffirmed. As of December 31, 2025, the maximum borrowing base was $900,000,000 and the ECA was $700,000,000.

The borrowings in accordance with the Credit Agreement are collateralized by substantially all of the Company’s exploration and production assets. The Credit Agreement contains various restrictive covenants, which, among other things, require the Company to maintain a maximum consolidated total leverage ratio and a minimum consolidated current ratio. At December 31, 2025, the Company was in compliance with all covenants contained in the Credit Agreement.

Interest on obligations under the Credit Agreement defined as alternate base rate (ABR) loans is equal to the ABR, defined as a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) Adjusted Term SOFR for a one-month tenor in effect on such day (or if such day is not a business day, the immediately preceding business day) plus 1.0%. Interest for obligations under the Credit Agreement defined as SOFR loans is equal to the Adjusted Term SOFR per annum, which is equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment. The Term SOFR Adjustment is equal to 0.10% per annum. The effective interest rate was 7.07% at December 31, 2025.

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HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

The borrowing base utilization grid as amended as of December 31, 2025, that determines the applicable margin, is as follows:

	Borrowing Base Utilization Percentage
	<25%	>25% and <50%	>50% and <75%	>75% and <90%	>90%
SOFR loans (%)	2.75	3.00	3.25	3.50	3.75
ABR loans (%)	1.75	2.00	2.25	2.50	2.75
Commitment fee rate (%)	0.50	0.50	0.50	0.50	0.50

At December 31, 2025, the Company’s total amount of outstanding borrowings under loans was $500,000,000. The Credit Agreement allows the Company to issue standby letters of credit. There were no issued standby letters of credit at December 31, 2025. No scheduled principal debt payments are due until the maturity of the Credit Agreement in April 2028.

Aggregate approximate maturities of the debt obligations for HG Energy II, LLC consist of the following at December 31, 2025:

Year ending December 31,
2026	$-
2027	-
2028	500,000,000
Total	$500,000,000

5. Asset Retirement Obligation

AROs consist primarily of estimated costs of dismantlement, removal, site reclamation, and similar activities associated with the Company’s oil and natural gas properties. The following table describes changes in the ARO:

Year ended December 31, 2025
ARO Liability, beginning of year	$2,647,039
Liabilities incurred	183,507
Accretion expense	169,259
Revisions	(244,920)
ARO Liability, end of year	$2,754,885

6. Related Party Transactions

The Company’s parent company, HG Energy II, LLC has a Management Services Agreement with an entity under common ownership, HG Energy, LLC, for reimbursement of services provided to the Company by HG Energy, LLC, including management, administrative, accounting, and legal services. The Company recognized expenses of approximately $14,410,999 during the year ended December 31, 2025 under the agreement. These expenses are included within general and administrative expenses on the consolidated statement of income.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

On June 1, 2018, the Company entered into a Gas Gathering Agreement Contract with HG Energy II Midstream Holdings, LLC (HGMH) where HGMH provides a gathering service to HGPH, and charges a fixed rate on quantity of productions for gas and condensate gathered. During the year ended December 31, 2025, the Company incurred $87,722,251 of gathering fees payable to HGMH, which are included in the Gathering fee, related party on the consolidated statement of income. As of December 31, 2025, the Company had a related-party payable of $14,969,487 due to HGMH, included in the Accrued liabilities, related party on the consolidated balance sheet.

7. Commitments and Contingencies

The Company may be involved in litigation and claims that arise in the normal course of business. The Company is not aware of any such lawsuits. It is the opinion of management that the outcome of any lawsuits would not materially affect the financial position and operations of the Company.

In the normal course of business, the Company enters into contractual arrangements that give rise to commitments, including, but not limited to, operating agreements, service and maintenance arrangements, purchase obligations, and other contractual commitments. These commitments may require future cash payments and are evaluated for appropriate recognition and disclosure in the accompanying consolidated financial statements in accordance with ASC 440, Commitments. The following table sets forth a schedule of future minimum payments for the Company’s contractual obligations, which include leases that have a lease term in excess of one year as of December 31, 2025:

	Firm Transportation(a)	Processing, Gathering, and Compression(b)	Operating Activities(c)	Total
2026	$54,829,470	$58,001,429	$40,273,500	$153,104,399
2027	54,580,070	67,294,542	-	121,874,612
2028	53,845,188	75,978,843	-	129,824,031
2029	49,753,570	71,467,590	-	121,221,160
2030	47,244,350	67,957,426	-	115,201,776
Thereafter	66,669,452	412,221,285	-	478,890,737
Total	$326,922,100	$752,921,115	$40,273,500	$1,120,116,715

(a)	Firm Transportation - The Company has entered into firm transportation agreements with various pipelines in order to facilitate the delivery of its production to market. These contracts commit the Company to transport minimum daily natural gas volumes at negotiated rates, or pay for any deficiencies at specified reservation fee rates. The amounts in this table are based on the Company’s minimum daily volumes at the reservation fee rate. The values in the table represent the gross amounts that the Company is committed to pay.

(b)	Processing, Gathering, and Compression Commitments - The Company has entered into various long-term gas processing, gathering, and compression agreements. The minimum payment obligations under the agreements are presented in this column. The values in the table represent the gross amounts that the Company is committed to pay.

(c)	Operating Activities - The Company has obligations under contracts for services provided by drilling rigs and completion fleets. The values in the table represent the gross amounts that HGPH is committed to pay.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

8. Subsequent Events

On December 5, 2025, the Company, along with its parent Company, HG Energy II, LLC, entered into a MIPA to sell 100% of its equity interests in HGPH to Antero, with an effective date of January 1, 2026. Under the MIPA, Antero agreed to acquire the Company’s upstream assets for $2.8 billion in cash plus the assumption of the Company’s commodity hedge book, subject to customary closing adjustments. The transaction was structured as the sale of 100% of the issued and outstanding equity interests in HGPH. The transaction closed on February 3, 2026, and the Company subsequently used the proceeds to retire all outstanding debt of HGPH. In connection with the closing, the Company entered into a Transition Services Agreement (TSA) with Antero through August 2026, which Antero may elect to terminate prior to August.

Management evaluated subsequent events through April 3, 2026, the date the consolidated financial statements were available to be issued.

9. Supplemental Oil and Gas Information (Unaudited)

Net proved oil and gas reserves for the year ended December 31, 2025 were prepared by Cawley, Gillespie & Associates, Inc. utilizing data compiled by the Company. There are many uncertainties inherent in estimating proved reserve quantities, and projecting future production rates and timing of future development costs. In addition, reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are subject to change as additional information becomes available. All reserves are located in the United States.

Proved reserves are the estimated quantities of oil, condensate, NGLs, and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods. The Company estimates proved reserves using a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month.

Proved undeveloped reserves include drilling locations that are more than one offset location away from productive wells and are reasonably certain of containing proved reserves and which are scheduled to be drilled within five years under the Company’s development plans. The Company’s development plans for drilling scheduled over the next five years are subject to many uncertainties and variables, including availability of capital, future commodity prices, net cash provided by operating activities, future drilling and completion costs, and other economic factors.

The tables below set forth the changes in quantities of proved reserves and net quantities of proved developed and proved undeveloped reserves for the periods indicated. This information includes the Company’s royalty and net working interest share of the reserves in oil and gas properties.

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HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

	Natural Gas (Bcf)	NGLs (MMBbl)	Oil and Condensate (MMBbl)	Equivalents (Bcfe)
Proved Reserves
December 31, 2024	2,919	35	1	3,135
Revisions	501	14	1	588
Extensions and discoveries	944	31	2	1,137
Production	(235)	(2)	-	(249)
December 31, 2025	4,129	78	4	4,611

	Natural Gas (Bcf)	NGLs (MMBbl)	Oil and Condensate (MMBbl)	Equivalents (Bcfe)
Proved Developed Reserves
December 31, 2024	1,894	9	-	1,946
December 31, 2025	2,383	26	1	2,542
Proved Undeveloped Reserves
December 31, 2024	1,025	26	1	1,189
December 31, 2025	1,746	51	3	2,069

2025 Proved Reserve Changes

Significant changes in proved reserves for the year ended December 31, 2025 include the following:

•	Extensions and discoveries of 1,137 Bcfe resulted from the addition of 28 Proved undeveloped (PUD) locations.

•	Net upward revisions of 588 Bcfe resulted from the addition of 14 PUD locations.

Standardized Measure of Discounted Future Net Cash Flow

The standardized measure relating to proved oil and reserves was prepared in accordance with the provisions of ASC 932. Future cash inflows were computed by applying historical 12-month unweighted arithmetic average first-day-of-the-month average prices. Future prices actually received may materially differ from current prices or the prices used in the standardized measure.

Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expenses were computed by applying statutory income tax rates to the difference between pretax net cash flows relating to the Company’s proved reserves and the tax basis of proved oil and gas properties. In addition, the effects of available net operating loss carryforwards and alternative minimum tax credits were used in computing future income tax expense. The resulting annual net cash inflows were then discounted using a 10% annual rate.

HG Energy II Production Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

The following table sets forth the standardized measure of the discounted future net cash flows attributable to the Company’s proved reserves (in millions):

Year ended December 31, 2025
Future cash inflows	$15,453
Future production costs	(6,806)
Future development costs	(868)
Future Net Cash Flows, before income tax	7,779
Future income tax expense	-
Future Net Cash Flows	7,779
10% annual discount for estimated timing of cash flows	(4,480)
Standardized Measure of Discounted Future Net Cash Flows	$3,299

The Company used the following 12-month weighted-average prices to estimate its total equivalent reserves (per Mcfe):

Year ended December 31, 2025
12-month weighted-average price	$3.39

Changes in Standardized Measure of Discounted Future Net Cash Flow

The changes in the standardized measure relating to proved oil and natural gas reserves, which were prepared in accordance with the provisions of ASC 932, are as follows (in millions):

Year ended December 31, 2025
Sales of oil and gas, net of productions costs	$(532)
Net changes in prices and production costs	1,836
Development costs incurred during the period	298
Net changes in future development costs	25
Extensions, discoveries, and other additions	462
Revisions of previous quantity estimates	315
Accretion of discount	99
Net change in income taxes	-
Changes in timing and other	(195)
Net Increase	2,308
Balance, beginning of year	991
Balance, end of year	$3,299